Exhibit 99.1

COSTCO WHOLESALE CORPORATION REPORTS FOURTH QUARTER

AND FISCAL YEAR 2007 OPERATING RESULTS AND SEPTEMBER SALES RESULTS

ISSAQUAH, Wash., October 10, 2007—Costco Wholesale Corporation (Nasdaq: COST) announced today its operating results for the 16 weeks (fourth quarter) and the 52 weeks (fiscal year) ended September 2, 2007, and its September sales results.

Net sales for the 16-week fourth quarter ended September 2, 2007, increased 3%, to $20.09 billion from $19.50 billion during the 17-week fourth quarter ended September 3, 2006. Comparable warehouse sales during the 16-week fourth quarter of fiscal 2007 increased 5% over the comparable 16-week period in the prior fiscal year.

Net sales for fiscal 2007, the 52 weeks ended September 2, 2007, were $63.09 billion, an increase of 7% from $58.96 billion during the prior 53-week fiscal year ended September 3, 2006. Comparable warehouse sales increased 6% over the comparable 52-week period of the prior year.

Net income for the 16-week fourth quarter was $372.4 million, or $.83 per diluted share, compared to $355.6 million, or $.75 per diluted share, during the 17-week fourth quarter of fiscal 2006. Earnings per diluted share in the fourth quarter of fiscal 2007 represent an 11% increase over the fiscal 2006 fourth quarter results. The fiscal year 2007 fourth quarter results were negatively affected by a non-recurring, non-cash pre-tax charge of $56.2 million ($35.8 million, or $.08 per share, after-tax) to increase the Company’s deferred membership revenue liability (and reduce membership fee revenue). Excluding this charge, fourth quarter net income would have been $408.2 million, or $.91 per share, representing a 21% increase over last year’s fourth quarter earnings.

According to Costco’s Chief Financial Officer, Richard Galanti, “Historically, membership fee revenue was recognized using a ‘monthly’ convention starting from the month the membership payment was received. We are now recognizing membership fees using a ‘daily’ convention, based on the specific membership terms and timing of payments. The net cash flow effect to the Company is slightly positive, due to a reduction of current income taxes payable of approximately $20 million.”

Net income for fiscal 2007 was $1.08 billion, or $2.37 per diluted share, compared to $1.10 billion, or $2.30 per diluted share, during fiscal year 2006. Excluding the adjustment to membership fee revenue, outlined above, as well as the following items recorded in the second and third quarters of fiscal 2007: (i) a $95.3 million non-cash pre-tax charge ($48.1 million taken in the second quarter and $47.2 million taken in the third quarter) related to revisions to the reserve for estimated sales returns; (ii) a pre-tax charge of $47.3 million associated with reducing adverse income tax consequences to our employees arising from the review of stock options by a special committee of the Board of Directors; and (iii) a $10.1 million pre-tax benefit primarily to merchandise costs for an excise tax refund on prior merchandise sales of phone cards, net income for the 2007 fiscal year would have been $1.20 billion, or $2.63 per diluted share, representing a 14% increase in earnings per share over the prior fiscal year.

As reported earlier, comparable sales for the 16-week fourth quarter and the 52-week fiscal year 2007 are as follows:

	16 Weeks	52 Weeks
US	4%	5%
International	9%	9%

Total Company	5%	6%

For the first five weeks of its reporting period ended October 7, 2007, the five-week retail reporting month of September, the Company reported net sales of $6.05 billion, an increase of 9 percent from $5.53 billion during the similar five-week period of the prior year. Comparable sales were as follows:

5 Weeks
US	4%
International	13%

Total Company	6%

Costco currently operates 520 warehouses, including 385 in the United States and Puerto Rico, 71 in Canada, 19 in the United Kingdom, five in Korea, four in Taiwan, six in Japan and 30 in Mexico. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada. The Company plans to open an additional ten to eleven new warehouses (including the relocation of two warehouses to larger and better-located facilities) prior to the end of calendar year 2007.

A conference call to discuss these fiscal 2007 fourth quarter and year-end results is scheduled for 8:00 a.m. (PDT) today, October 10, 2007, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are those that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions including exchange rates, the effects of competition and regulation, consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, rising costs associated with employees (including health care and workers’ compensation costs), rising costs associated with the acquisition of merchandise (including the direct and indirect effects of the rising cost of petroleum-based products and fuel and energy costs), geopolitical conditions, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS:	Costco Wholesale Corporation
Richard Galanti, 425/313-8203
Bob Nelson, 425/313-8255
Jeff Elliott, 425/313-8264

COSTCO WHOLESALE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

	16 Weeks Ended September 2, 2007	17 Weeks Ended September 3, 2006	52 Weeks Ended September 2, 2007	53 Weeks Ended September 3, 2006
REVENUE
Net sales	$20,089,064	$19,495,727	$63,087,601	$58,963,180
Membership fees	388,196	379,494	1,312,554	1,188,047

Total revenue	20,477,260	19,875,221	64,400,155	60,151,227
OPERATING EXPENSES
Merchandise costs	17,931,405	17,476,424	56,449,702	52,745,497
Selling, general and administrative	1,969,988	1,867,969	6,273,096	5,732,141
Preopening expenses	15,928	15,082	55,163	42,504
Provision for impaired assets and closing costs, net	4,886	1,632	13,608	5,453

Operating income	555,053	514,114	1,608,586	1,625,632
OTHER INCOME (EXPENSE)
Interest expense	(32,303)	(3,244)	(64,079)	(12,570)
Interest income and other	59,009	43,839	165,484	138,355

INCOME BEFORE INCOME TAXES	581,759	554,709	1,709,991	1,751,417
Provision for income taxes	209,337	199,110	627,219	648,202

NET INCOME	$372,422	$355,599	$1,082,772	$1,103,215

NET INCOME PER COMMON SHARE:
Basic	$0.85	$0.76	$2.42	$2.35

Diluted	$0.83	$0.75	$2.37	$2.30

Shares used in calculation (000’s)
Basic	438,449	465,542	447,659	469,718
Diluted	448,733	474,449	457,641	480,341
Dividends per share	$0.145	$0.130	$0.55	$0.49